Press Release

FOR IMMEDIATE RELEASE	Contact:
Investor Relations (336) 719-4622

Pike Electric Reports Fourth Quarter and Full Fiscal Year 2009 Results
-Fiscal year 2009 total revenue increase over fiscal 2008-
-Sequential quarter revenue growth for engineering, transmission and substation-

MT. AIRY, N.C., Sept. 1 /PRNewswire-FirstCall/ -- Pike Electric Corporation (NYSE: PIKE), a leading energy solutions provider, today announced results for its fourth quarter and fiscal year ended June 30, 2009.

Revenues for the fourth quarter of fiscal 2009 were $128.5 million, compared to $137.8 million in the fourth quarter of fiscal 2008.  Net income for the fourth quarter of fiscal 2009 totaled $2.5 million, or $0.07 per diluted share, compared to net income of $5.6 million, or $0.17 per diluted share, for the fourth quarter of fiscal 2008.

Revenues for the fiscal year ended June 30, 2009 increased 11.1% to $613.5 million, from $552.0 million for the 2008 fiscal year. Net income for fiscal 2009 totaled $31.6 million, or $0.94 per diluted share, compared to net income of $20.2 million, or $0.60 per diluted share, for fiscal 2008.

The Company generated $77.3 million in cash from operations in fiscal 2009.  This cash was primarily used to complete two acquisitions totaling $25.1 million and to increase the Company’s cash balance by $32.5 million from June 30, 2008.

“In an economy that is mired in recession, Pike was able to deliver double digit revenue and earnings growth for fiscal 2009, driven by the second strongest year in the Company’s history for storm restoration services.  Results such as this are a testament to Pike’s experienced workforce, quality service and flexible business model,” said J. Eric Pike, chairman and CEO.

“We also made further progress in our service diversification strategy with the completion of two acquisitions,” said Pike.  “Our sequential growth in engineering, transmission, and substation revenue continues to demonstrate the value Pike Energy Solutions platform is bringing to our customers. Our full service energy solutions platform, strong financial position, and long-standing customer relationships position us well to capture opportunities as utilities renew capital expenditures and maintenance spending.”

Outlook
Based on current economic conditions, storm volatility, and other factors, the Company expects its total revenues and diluted earnings per share for its fiscal year ending June 30, 2010 to range from $575 million to $625 million and from $0.60 to $0.75, respectively.

Conference Call
Pike Electric will host a conference call today at 5:00 p.m. EDT to discuss financial results for its fiscal fourth quarter and full year ended June 30, 2009.  This call will be web cast and can be accessed by visiting the Investor Center section of the Company’s website at www.pike.com.  The call can be accessed live over the phone by dialing (800) 289-0546, or (913) 312-1417 for international callers.  A replay will be available shortly after the call and can be accessed by dialing (888) 203-1112, or for international callers, (719) 457-0820.  The pass code for the replay is 1074580.  The call will be available until September 8, 2009.

About Pike Electric
Pike is a leading provider of energy solutions for investor-owned, municipal and cooperatives utilities in the United States. Our comprehensive services include siting, permitting, engineering design, installation, maintenance and repair of power delivery systems, including renewable energy projects. Our common stock is traded on the New York Stock Exchange under the symbol PIKE.  Our website is located at www.pike.com.

Safe Harbor
This press release and other statements we make from time to time in the future may contain forward-looking statements that relate to Pike Electric's plans, objectives and estimate. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of the date of this release. The terms "should," "believe," "plan," "expect," "anticipate," "estimate," "intend" and "project" and similar words or expressions are intended to identify forward-looking statements. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statements. For a more detailed list of such risks, uncertainties and factors, please refer to the Risk Factor section of Pike Electric's Annual Reports on Form 10-K and in its other filings with the Securities and Exchange Commission. Pike Electric makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date of this release that may affect the accuracy of any forward-looking statement, except as may be required by applicable law.

PIKE ELECTRIC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	Three months ended June 30,		Twelve months ended June 30,
	2009	2008	2009	2008

Revenues	$128,462	$137,816	$613,476	$552,029
Cost of operations	109,715	114,608	503,203	460,325

Gross profit	18,747	23,208	110,273	91,704
General and administrative expenses	13,641	10,471	50,248	41,724
Loss on sale and impairment of property and equipment	167	967	2,116	3,043

Income from operations	4,939	11,770	57,909	46,937
Other expense (income):
Interest expense	2,030	2,446	9,258	13,919
Other, net	(806)	(46)	(1,552)	(214)
Total other expense	1,224	2,400	7,706	13,705

Income before income taxes	3,715	9,370	50,203	33,232
Income tax expense	1,257	3,767	18,634	12,983

Net income	$2,458	$5,603	$31,569	$20,249

Earnings per share:
Basic	$0.07	$0.17	$0.96	$0.62
Diluted	$0.07	$0.17	$0.94	$0.60

Shares used in computing earnings per share:
Basic	33,058	32,869	33,023	32,810
Diluted	33,773	33,695	33,741	33,666

PIKE ELECTRIC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	June 30,	June 30,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$43,820	$11,357
Accounts receivable from customers, net	57,766	62,224
Costs and estimated earnings in excess of billings
on uncompleted contracts	46,674	40,410
Inventories	7,718	8,343
Prepaid expenses and other	6,306	5,123
Deferred income taxes	13,649	15,376
Total current assets	175,933	142,833
Property and equipment, net	222,539	229,119
Goodwill	106,865	94,402
Other intangibles, net	40,139	40,065
Deferred loan costs, net	2,028	2,778
Other assets	1,465	1,463
Total assets	$548,969	$510,660

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,231	$10,867
Accrued compensation	23,002	22,157
Billings in excess of costs and estimated earnings
on uncompleted contracts	5,176	397
Accrued expenses and other	8,301	5,460
Current portion deferred compensation	1,402	3,666
Current portion of insurance claim accruals	26,442	28,873
Total current liabilities	77,554	71,420
Long-term debt, net of current portion	140,500	140,500
Insurance and claim accruals, net of current portion	7,335	7,989
Deferred compensation, net of current portion	5,563	6,283
Deferred income taxes	57,251	62,416

Other liabilities	3,801	1,100
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.001 per share; 100,000 shares
authorized; no shares issued and outstanding	-	-
Common stock, par value $0.001 per share; 100,000 shares
authorized; 33,462 and 33,183 shares issued and outstanding
at June 30, 2009 and June 30, 2008, respectively	6,427	6,427
Additional paid-in capital	153,035	148,288
Accumulated other comprehensive loss, net of income taxes	(1,109)	(806)
Retained earnings	98,612	67,043
Total stockholders’ equity	256,965	220,952
Total liabilities and stockholders’ equity	$548,969	$510,660